Exhibit 10.1

October 27, 2010

Gregg Clevenger
[ADDRESS]

Dear Gregg:

I am pleased to extend you an offer of employment with GXS as a key member of the leadership team.  The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbally or written.

Position
You will be joining us as Executive Vice President & CFO reporting directly to me.  The position will be located in Gaithersburg, Maryland.

Compensation
Your starting salary will be, and remain at an amount no less than $350,000 per year with a target annual bonus of $150,000.  For 2010 your bonus will be calculated pro-rata based on your start date through December 31, 2010. Payment of the bonus will be subject to the terms of the GXS Management Bonus Plan, a copy of which is enclosed and payments will be paid to you no later than the 15th of March following the calendar year in which the bonus was earned.    Please note that the quotation of an annual rate of pay is merely for convenience and does not imply that your employment is for a year or any fixed period.

Stock-Based Compensation
Ownership is a cornerstone principle of GXS’ reward strategy.  The Compensation Committee of our Board of Directors has approved for you to receive 1,000,000 options with an exercise price of $1.26 per share.  Please understand that the actual value that you realize from your options may vary greatly, based on the performance of GXS.  We have designed the program with the intent to provide significant upside potential if GXS is successful.  All terms related to the stock options are subject to the provisions of the GXS Group, Inc. Stock Incentive Plan and the Option Agreement which are enclosed.

Benefits
In addition to your compensation package you will be eligible for employee benefits (including vacation, medical, dental, vision, accident and disability insurance, 401(k) plans) in accordance with the terms of GXS’ benefit plans, as they may be modified in GXS’ discretion from time to time.  You will be entitled to 4 weeks of vacation per year in accordance with the terms of GXS’ vacation plan.

Non-Competition and Non-Solicitation
You will acquire detailed knowledge of the GXS business and have access to proprietary, confidential business information of GXS, such that your subsequent use of such information and/or employment with a competitor of GXS could cause serious and irreparable competitive harm to GXS.  Therefore, in consideration of your employment with GXS, and as a condition of that employment, you agree that for a period of twelve (12) months immediately following the termination of your employment with GXS (regardless of the reason for the termination) you will not, without the prior written consent of GXS SVP & Chief Human Resources Officer;

(i) directly or indirectly, either as owner, principal, officer, agent, director, employee, consultant, or independent contractor, within any geographic region in which GXS conducts business, provide services to IBM, or EasyLink Services in connection with any business or other enterprise relating to software tools, solutions, or services used to conduct electronic commerce among companies, in a manner which may compete against any products or services offered or sold by GXS.

(ii)  divert or otherwise take away any customer of GXS with which you had contact during the twelve (12) months prior to the termination of your employment with GXS, or call upon any such customer to solicit business relating to software tools, solutions, or services used to conduct electronic commerce among companies.

(iii)  directly or indirectly solicit, induce, or encourage any person who is an employee of GXS to terminate his/her relationship with GXS, or directly or indirectly hire or cause to be hired any person who is an employee of GXS.

Termination
Depending upon the reason for your employment with GXS ending, you will be covered by one of the following:

(1)	Cause or Voluntarily Quit

If your employment terminates because you voluntarily quit or because GXS terminates you for “cause”, you will not be entitled to any additional compensation.  “Cause” shall include, but not be limited to: willful or unreasonable neglect of your job duties, committing fraud, misappropriation or embezzlement; dishonesty; insubordination; being convicted of a felony; willful unauthorized disclosure of GXS confidential information; and willfully or unreasonably engaging in conduct materially injurious to GXS.

(2)	Termination Without Cause

If you are terminated without “cause” you will receive, as severance, continuation of your then current salary and medical benefits for one year and a pro-rata portion of your most recent annual bonus payment.  This payment will be subject to your signing GXS’ standard termination agreement, which will include a complete release for the benefit of GXS.

In the event of a Change of Control (as defined in the GXS Group, Inc. Stock Incentive Plan) and you are not offered a position comparable to your position as Executive Vice President, & CFO for GXS following the Change in Control and you terminate your employment with GXS, or its successor, as a result then such termination will be deemed to be a Termination Without Cause.  In this circumstance you will receive an additional one-year of accelerated vesting.  This additional year would be incremental to the standard one-year acceleration under a normal change of control event, bringing the total to two years of acceleration.

In the event of any termination of your employment, you will be required to reimburse GXS for any outstanding monies owed to GXS that have not been repaid by the time employment is terminated.  Acceptance of this letter will be your authorization to permit GXS, to the extent permitted by law, to deduct and offset any payments, including payment for salary, bonus, expenses, or vacation pay, otherwise owed to you upon termination of employment.

Compliance with Section 409A
To the extent that Section 409A of the Internal Revenue Code (“Code”) applies to any payment or election required under this letter, such payment or election shall be made in conformance with the provisions of Section 409A of the Code.  Certain provisions of this Agreement are intended to constitute a separation pay arrangement that does not provide for the deferral of compensation subject to Section 409A of the Code and, if any such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A.  The remaining provisions of this Agreement are intended to comply with the provisions of Section 409A of the Code (to the extent applicable) and, to the extent that Section 409A applies to any provision of this Agreement and such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the applicable provisions of Section 409A of the Code (including, but not limited to the requirement that any payment made on account of your separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder) (“Separation from Service”), shall not, if you are a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations issued thereunder), be made earlier than the first business day of the seventh month following your Separation from Service, or if earlier the date of your death).  Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

Confidentiality/Integrity
This offer is made in the strictest confidence.  You are required to maintain the confidentiality of the information contained in this offer and any proprietary information you received from GXS in consideration of this offer.  Failure to comply will result in the offer being summarily withdrawn.

GXS’ most valuable asset is its worldwide reputation for integrity and high standards of business conduct.  Accordingly, please review the Code of Conduct and policies included within the enclosed Compliance Guide and complete the acknowledgement of your personal commitment to comply with the code and policies.  The completion of the acknowledgement is a condition of employment.  Furthermore, in making this offer of employment, we have no intention of interfering with any continuing obligation regarding trade secrets and confidential information that you may have with any prior employer and we expect that you will be able to perform the responsibilities of your position with GXS without violating any confidentiality obligation owed to any other party.  In this connection, you will also be required to sign the enclosed “Proprietary Information and Inventions Agreement” as a condition of employment with GXS.

Dispute Resolution
You agree to be bound by all the terms and conditions of the GXS Dispute Resolution Program.  Notwithstanding any term of the Dispute Resolution Program to the contrary, you agree that the substantive law of Maryland (and the federal judicial circuit with jurisdiction over Maryland) shall apply to all claims under the Dispute Resolution Program.  A copy of the “Agreement to Resolve Employee Claims under the GXS Employee Dispute Resolution Program” is attached for you to sign.

Other
This offer is contingent on the following:
▪	Satisfactory completion of a background and reference check;
▪	Proof of identification and U.S. work authorization, in accordance with the Immigration Reform and Control Act of 1986; and
▪	Drug Screen

Please sign below to indicate your acceptance of this offer and return the Signed Offer Letter, along with your Acknowledgement Conditions of Employment to GXS Human Resources in the attached, self-addressed stamped envelope. Please bring all other forms with you on your first day of work.

We look forward to having you as a member of the Senior Executive leadership team and believe this position will provide you with the kind of challenge and career growth you are seeking.

Sincerely,

/s/ Robert E. Segert

Robert E. Segert
Chief Executive Officer

I accept this offer of employment with GXS and agree to all the terms stated or referred to in this letter.

/s/ Gregg Clevenger

Name: Gregg Clevenger	Date: November 1, 2010

cc:  George Hall